Commonwealth Industries, Inc.
                       Computation of Net Income Per Share
                      (in thousands except per share data)
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


Three months ended June 30,                                                             1998        1997
---------------------------                                                             ----        ----
Income (numerator) amounts used for basic and diluted per share computations:
Net income (loss)                                                                       $ (2,643)    $ 4,163
                                                                                       ==========   =========

Shares (denominator) used for basic per share computations:
Weighted average shares of common stock outstanding                                       15,944      10,208
                                                                                       ==========   =========

Shares (denominator) used for diluted per share computations:
Weighted average shares of common stock outstanding                                       15,944      10,208
Plus: dilutive effect of stock options                                                         -          39
                                                                                       ----------   ---------
Adjusted weighted average shares                                                          15,944      10,247
                                                                                       ==========   =========

Net income (loss) per share data:
    Basic and diluted                                                                    $ (0.17)     $ 0.41
                                                                                       ==========   =========
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

Six months ended June 30,                                                               1998        1997
-------------------------                                                               ----        ----
Income (numerator) amounts used for basic and diluted per share computations:
Net income                                                                                $ 151     $ 6,331
                                                                                      ==========   =========

Shares (denominator) used for basic per share computations:
Weighted average shares of common stock outstanding                                       15,944      10,207
                                                                                      ==========   ==========

Shares (denominator) used for diluted per share computations:
Weighted average shares of common stock outstanding                                       15,944      10,207
Plus: dilutive effect of stock options                                                         7          36
                                                                                      -----------  ----------
Adjusted weighted average shares                                                          15,951      10,243
                                                                                      ===========  ==========

Net income per share data:
    Basic and diluted                                                                     $ 0.01      $ 0.62
                                                                                      ===========  ==========

Options to purchase 276,500 common shares, which equate to 3,401 incremental common equivalent shares, were excluded from the calculation above for the three months ended June 30, 1998 as their effect would have been antidilutive. In addition, options to purchase 286,500 and 3,000 common shares were excluded from the calculations above for the three months and six months ended June 30, 1998 and the three and six months ended June 30, 1997, respectively, because the exercise prices on the options were greater than the average market price for the periods.

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